Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”), dated as of June 14, 2016 (the “Effective Date”), is entered into by and among BioScrip, Inc., a Delaware corporation (the “Company”), and each of the other persons who are signatories to this Agreement and who are listed on Schedule 1 attached hereto (each of them is referred to as a “Stockholder” and together they are referred to as “Stockholders”).

recitals

WHEREAS, on June 10, 2016, the Company and the Stockholders entered into an Exchange Agreement (the “Series B Exchange Agreement”), pursuant to which the Stockholders collectively exchanged 614,177 shares of the Company’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”) with the Company and were in return issued 614,177 shares of the Company’s Series B convertible preferred stock, par value $0.0001 per share (the “Series B Preferred Stock”);

WHEREAS, as of the date hereof, the Stockholders collectively beneficially own and hold (i) 614,177 shares of the Series B Preferred Stock, (ii) 1,800,000 Class A Warrants (the “Class A Warrants”) to purchase the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (iii) 1,800,000 Class B Warrants (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”) to purchase the shares of Common Stock;

WHEREAS, the Company launched a public offering of shares of Common Stock on June 13, 2016 (the “Equity Offering”); and

WHEREAS, each Stockholder desires to exchange the number of shares of Series B Preferred Stock (the “Exchange”) set forth on Schedule 1 for a new series of convertible preferred stock (the “Series C Preferred Stock”) of the Company, to be designated “Series C Convertible Preferred Stock,” having the terms set forth in the form of Certificate of Designations of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company set forth on Exhibit A hereto (the “Certificate of Designations”), and the Company desires to issue the Series C Preferred Stock in exchange for such Series B Preferred Stock, all on the terms and conditions set forth in this Agreement in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and each of the Stockholders agree as follows:

Section 1. Exchange of Shares.

(a) Each of the parties hereto agrees that on the Effective Date the Company shall issue to each Stockholder, and each such Stockholder shall receive and accept from the Company, the number of shares of Series C Preferred Stock set forth on Schedule 1 to this Agreement in exchange (the “Exchange”) for all of such Stockholder’s rights, interests and claims with respect to the shares of Series B Preferred Stock set forth on Schedule 1 to the extent such rights, interests and claims are held by such Stockholder.

(b) Assuming the accuracy of the representations and warranties of the Company and each Stockholder set forth in Sections 2 and 3, respectively, of this Agreement, the parties acknowledge and agree that the purpose of such representations and warranties is, among other things, to ensure that the Exchange qualifies as an exchange of securities under Section 3(a)(9) of the Securities Act.

(c) As part of the Exchange, the Company shall promptly issue to each such Stockholder a stock certificate evidencing the shares Series C Preferred Stock as set forth next to such Stockholder’s name on Schedule 1 upon the delivery by such Stockholder of this Agreement and the surrender by such Stockholder of each stock certificate or certificates, if any, representing the shares of Series B Preferred Stock set forth on Schedule 1 hereto (for the avoidance of doubt the Company and the Stockholders acknowledge and agree that such shares of Series B Preferred Stock are currently represented by certificates designated as Series A Preferred Stock). The Company and the Stockholders agree to use their commercially reasonable efforts to cooperate with each other and the Company’s stock transfer agent and registrar following the Effective Date to effectuate the issuance of such new stock certificates representing shares of Series C Preferred Stock and the surrender of existing stock certificates representing shares of Series B Preferred Stock.

Section 2. Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as of the date hereof that:

(a) Common Stock; Preferred Stock. The authorized capital stock of the Company consists of 125,000,000 shares of Common Stock, of which 68,680,241 shares are issued and outstanding, and 5,000,000 shares preferred stock, par value $0.0001 (“Preferred Stock”), of which (X) 825,000 shares of Preferred Stock have been designated as Series A Preferred Stock, of which 21,645 shares are issued and outstanding and (Y) 825,000 shares of Preferred Stock have been designated as Series B Preferred Stock, of which 614,177 shares are issued and outstanding. The table attached hereto as Schedule 2.2(a) sets forth, as of the date hereof, the shares of Common Stock currently reserved for issuance with respect to (1) the Company’s equity incentive plan, (2) the Series A Preferred Stock, (3) the Series B Preferred Stock, (4) the Warrants and (5) certain other matters. Upon consummation of the Exchange and the other transactions contemplated by the Transaction Documents (the “Transactions”), (a) 625,000 shares of Preferred Stock shall be designated as Series C Preferred Stock pursuant to the terms of the Certificate of Designations, all of which will be duly authorized, and when issued pursuant to the Exchange will be validly issued, fully paid and non-assessable and (b) the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, when issued, will be validly issued, fully paid and non-assessable. As of the Effective Date, the Stockholders own all of the outstanding Series C Preferred Stock, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”) and none of the shares of Series C Preferred Stock, or, after the Stockholder Approval has been obtained, shares of Common Stock issuable upon conversion of the Series C Preferred Stock, will have been, or will be, issued in violation of the preemptive rights of any security holders of the Company arising as a matter of law or under or pursuant to the Company’s certificate of incorporation, as amended, the Company’s bylaws, as amended, or any agreement or instrument to which the Company is a party or by which it is bound. The Stockholders, as the holders of the Series C Preferred Stock, shall be entitled to all rights accorded to a holder of Series C Preferred Stock or Common Stock, in accordance with, and as set forth in, the Certificate of Designations.

(b) Capitalization and Other Capital Stock Matters. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive or similar rights.

(c) Subsidiaries. Each corporation, partnership or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule 2(c) (the “Subsidiaries”).

(d) Organization and Qualification. The Company and each of the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified or, solely with respect to the Subsidiaries, in good standing would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (B) the ability of the Company or any Subsidiary to perform its obligations in all material respects under any Transaction Document, (C) the validity or enforceability of any of the Transaction Documents, or (D) the consummation of any of the Transactions (each, a “Material Adverse Effect”)

(e) Legal Power and Authority. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions, and no stockholder actions are necessary for the Company’s execution, delivery and performance of its obligations under the Transaction Documents and to consummate the Transactions, other than, for the avoidance of doubt, Stockholder Approval to allow the Company to comply with its obligations under Section 4(b) of this Agreement.

(f) This Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) with respect to the rights to indemnity or contribution hereunder, federal and state securities laws and public policy considerations.

(g) Compliance with Existing Instruments. Neither the Company nor any of the Subsidiaries is (i) in violation of its certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation, order or injunction (collectively, “Applicable Law”) of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization (each, a “Governmental Authority”), applicable to any of them or any of their respective properties, except as would not result in a Material Adverse Effect; or (iii) in breach of or default under any Applicable Agreement (defined below), except as set forth in Schedule 2(g). To the Company’s Knowledge, all Applicable Agreements are in full force and effect and are legal, valid and binding obligations. For purposes of this Agreement, (A) “Applicable Agreement” means any agreement or instrument entered into by the Company, including the Existing Indebtedness Agreements, a breach or default of which could reasonably be expected to have a Material Adverse Effect, (B) “Knowledge” means in the case of the Company and its Subsidiaries, the actual knowledge as of the date of this Agreement of Richard M. Smith, Jeffrey M. Kreger and Kathryn Stalmack and (C) “Existing Indebtedness Agreements” shall mean (x) that certain credit agreement, dated July 31, 2013 (as amended, modified or supplemented to date), by and among the Company, the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, in its capacity as administrative agent (the “Credit Facility”) and (y) the Company’s 8.875% Senior Notes due 2021 issued pursuant to that indenture, dated as of February 11, 2014, by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Senior Notes Indenture”).

(h) No Consents. No consent, approval, authorization, order, filing or registration of or with any Governmental Authority or third party is required for execution, delivery or performance of the Transaction Documents or the consummation of the Transactions, except (i) those that have been official or made, as the case may be, that are in full force and effect and (ii) as may be required under the securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions.

(i) No Material Applicable Laws or Proceedings. (i) No Applicable Law has have been enacted, adopted or issued, (ii) no stop order suspending the qualification or exemption from qualification of any of the shares of Common Stock in any jurisdiction has been issued and no proceeding for that purpose has been commenced or, to the Company’s Knowledge, is pending or contemplated, and (iii) there is no legal, administrative, arbitral or other proceeding, action, claim, suit, demand, hearing, arbitration, mediation, governmental or regulatory investigation or audit, notice of violation or deficiency, or proceeding pending, or, to the Knowledge of the Company threatened or contemplated by Governmental Authorities or threatened by others (collectively, “Proceedings”) that, with respect to clauses (i), (ii),  and (iii) of this Section 2(i) would at the date hereof restrain, enjoin, prevent or interfere with the consummation of the Exchange or any of the Transactions or would, individually or in the aggregate, have a Material Adverse Effect.

(j) Issuance of Series C Preferred Stock. The issuance of the Series C Preferred Stock is duly authorized and, upon issuance in accordance with the terms hereof, the shares of Series C Preferred Stock will be validly issued, fully paid and non-assessable. The shares of Common Stock issued upon conversion or exercise of the Series C Preferred Stock, when issued and delivered in accordance with the terms of the Series C Preferred Stock, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions on transfer under applicable state and federal securities laws. The issuance by the Company of the Series C Preferred Stock in accordance with this Agreement is exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

(k) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance of the Series C Preferred Stock and the consummation by it of the Transactions will not conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) or a “Debt Repayment Triggering Event” under, or result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries, or the imposition of any penalty under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon the Company and the Subsidiaries. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries or any of their respective properties. For purposes of this Agreement, the “Transaction Documents” means this Agreement, the Registration Rights Agreement dated as of March 9, 2015, by and among the Company and the Stockholders, as amended by Amendment 1 thereto on June 10, 2016, and Amendment No.2 to such Registration Rights Agreement dated as of the date hereof, and any documents executed in connection with this Agreement or the Transactions.

(l) Acknowledgment Regarding the Exchange. The Company acknowledges and agrees that each Stockholder is acting solely in the capacity of an arm’s length third party with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Stockholder is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and the Company has not relied in any way on any advice given by any Stockholder or any of representatives or agents of any Stockholder in connection with this Agreement, any other Transaction Document or any of the Transactions.

(m) 3(a)(9) Representation. The Company has not, nor has any person acting on its behalf, directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the Exchange and the issuance of the Series C Preferred Stock pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from delivering the Series C Preferred Stock to the Stockholders pursuant to Section 3(a)(9) of the Securities Act, nor will the Company take any action or steps that would cause the Exchange or the issuance and delivery of the Series C Preferred Stock to be integrated with other offerings to the effect that the delivery of the Series C Preferred Stock to the Stockholders would be seen not to be exempt pursuant to Section 3(a)(9) of the Securities Act.

(n) Company SEC Reports. The Company has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2015 (the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3. Representations and Warranties of the Stockholders. Each Stockholder hereby jointly and severally represents and warrants to the Company that:

(a) Ownership of the Series B Preferred Stock. Such Stockholder is the legal and beneficial owner of the Series B Preferred Stock and the Warrants listed next to such Stockholder’s name on Schedule 1 to this Agreement. Each Stockholder acquired its (i) shares of Series B Preferred Stock pursuant to the Series B Exchange Agreement, and (ii) Warrants pursuant to that certain Warrant Agreement dated as of March 9, 2015 (the “Warrant Agreement”) and has continuously held the Securities since issuance. Each Stockholder owns the Securities outright and free and clear of any options, contracts, agreements, Liens, security interests, or other encumbrances.

(b) No Public Sale or Distribution. Such Stockholder is acquiring the Series C Preferred Stock in the ordinary course of business for its own account, with the intention of holding such shares of Series C Preferred Stock for investment purposes and with no present intention of participating, directly or indirectly, in a distribution of such shares in violation of applicable securities laws.

(c) Accredited Investor. Such Stockholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(d) Reliance on Exemptions. Such Stockholder understands that the Exchange is being made in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of each Stockholder to complete the Exchange and to acquire the Series C Preferred Stock .

(e) Information. Such Stockholder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the Exchange which have been requested by such Stockholder. Such Stockholder has been afforded the opportunity to ask questions of the Company. Such Stockholder acknowledges that all of the documents filed by the Company with the SEC under Sections 13(a), 14(a) or 15(d) of the Exchange Act, that have been posted on the EDGAR site maintained by the Securities and Exchange Commission (“SEC”) are available to such Stockholder, and such Stockholder has not relied on any statement of the Company not contained in such documents in connection with such Stockholder’s decision to enter into this Agreement and the Exchange or any of the other Transaction Documents.

(f) No Governmental Review. Such Stockholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement in connection with the Exchange or the fairness or suitability of the investment in the New Preferred Stock nor have such authorities passed upon or endorsed the merits of the New Preferred Stock.

(g) Organization; Authorization. Such Stockholder is duly organized, validly existing and in good standing under the laws of its state of formation and has the requisite organizational power and authority to enter into and perform its obligations under this Agreement.

(h) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by such Investor. This Agreement is valid, binding and enforceable against such Investor in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally, (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (iii) with respect to the rights to indemnity or contribution hereunder, federal and state securities laws and public policy considerations.

(i) Tax Consequences. Such Stockholder acknowledges that the Company has made no representation regarding the potential or actual tax consequences for such Stockholder which will result from entering into the Agreement and from consummation of the Exchange. Such Stockholder acknowledges that it bears complete responsibility for obtaining adequate tax advice regarding the Agreement and the Exchange.

Section 4. Covenants.

(a) Waiver of Reservation Obligation. Subject to the following sentence and the performance of the Company of the Company’s obligations under this Agreement, each Stockholder hereby waives (the “Waiver”) (i) the requirement under Section 9 of the Certificate of Designations that the Company reserve shares of Common Stock in an amount sufficient to satisfy the Stockholders’ right to convert the shares of Series C Preferred Stock and (ii) the requirement under Section 3.1 of each of the Warrant Agreements that the Company reserve shares of Common Stock in an amount sufficient to allow the exercise in full of all Warrants.Notwithstanding the foregoing, the Company agrees that the upon consummation or abandonment of the Equity Offering, any shares of Common Stock not issued and sold by the Company in the Equity Offering shall be reserved and kept available out of its authorized and unissued shares in order to allow such shares to be utilized to allow for the conversion of the Series C Preferred Stock or exercise of the Warrants, as the case may be.

(b) Shareholder Vote. The Company agrees that within four (4) months following the date hereof, the Board shall submit for approval of the Company’s stockholders at a special meeting of stockholders a proposal (the “Authorization Proposal”) to increase the authorized capital stock of the Company in an amount at least sufficient enough to allow the Company to comply with its obligations under Section 9 of the Certificate of Designation and Section 3.1 of the Warrant Agreement as if the Waiver had not been granted (such approval, the “Stockholder Approval”). If the Stockholder Approval is not obtained at such meeting, the Board shall submit the Authorization Proposal on an annual basis beginning in 2017 at either the annual meeting of the Company’s stockholders or at a special meeting of the Company’s stockholders called to consider the Authorization Proposal until the Stockholder Approval is obtained or a waiver of this Section 4(b) is granted by the Majority-in-Interest (as defined below). Upon the receipt of Stockholder Approval, the Company agrees that it will promptly file an amendment to the Certificate of Incorporation of the Company to reflect the increased in authorized share capital.

(c) Prohibited Issuances. Until (1) the Stockholder Approval is obtained and (2) sufficient shares of Common Stock are reserved for issuance such that the Company is in compliance with Section 9 of the Certificate of Designations and Section 3.1 of the Warrant Agreement with respect to each Stockholder, the Company agrees that it shall not issue or undertake to issue any additional shares of Common Stock or any equity awards or any securities convertible into or exchangeable for shares of Common Stock without the consent of the holders of a majority of the voting power of the shares of Series C Preferred Stock (a “Majority-in-Interest”); provided, however, that (i) the foregoing shall not prohibit the Company from issuing shares of Common Stock in connection with the conversion or exchange or exercise of any securities of the Company outstanding on the date hereof and (ii) the Company may grant awards with respect to the 1,926,561 shares of Common Stock available for issuance under the Company’s 2008 Equity Incentive Plan (any shares previously granted that have been forfeited and are made available by the Board under the 2008 Equity Incentive Plan shall increase the amount available under this proviso).

(d) Redemption.

(i) If sufficient shares of Common Stock have not been reserved for issuance such that the Company is in compliance with Section 9 of the Certificate of Designations and Section 3.1 of the Warrant Agreement with respect to each Stockholder, prior to the earlier of (X) May 17, 2021, and (Y) the date the that all of the Company’s obligations under the Indenture (as defined in the Certificate of Designations) have been satisfied (such earlier date, the “Trigger Date”), then the Company shall provide notice to each holder of Series C Preferred Stock setting out the Trigger Date (the “Redemption Notice”), and the Company agrees that each holder of Series C Preferred Stock may require the Company to redeem in whole or in part, out of funds legally available therefor, by irrevocable written notice to the Company (the “Election Notice”), all or a portion of such holder’s Impaired Shares (as defined below) at a cash redemption price per share (the “Redemption Price”) equal to the greater of (A) the Liquidation Preference (as defined in the Certificate of Designations) then in effect per share of the Series C Preferred Stock and (B) the product of (1) the Average Price (as defined below) for a share of Common Stock and (2) the number of shares of Common Stock into which an Impaired Share is convertible. An Election Notice shall include the date on which the redemption should take place, which shall be the 10th day following the date of the Election Notice. Each holder electing to have its Series C Preferred Stock redeemed shall be entitled to have the Company redeem up to (X) that number of shares of Series C Preferred Stock owned by such holder multiplied by (Y) the Pro Rata Proportion (as defined below).

(ii) If the Company does not redeem some or all of the Shares of Series C Preferred Stock for which holders were entitled to, and requested, redemption pursuant to Section 4(d)(1), then from the date set forth in the Redemption Notice for redemption until the date on which the Company pays the Redemption Price with respect to such shares of Series C Preferred Stock, interest at the rate of the WSJ Prime Rate plus 3% per annum shall accrue on such aggregate Redemption Price and the Company shall be in breach of its contractual obligations under this Agreement. In addition, in such event, the Company shall be required to pay any dividends required to be paid in respect of such Impaired Shares under the Certificate of Designations as a “Cash Divided” (as defined in the Certificate of Designations) pursuant to Section 3(a)(i) of the Certificate of Designations and shall not be entitled to elect to accrue such dividends under Section 3(a)(ii) of the Certificate of Designations.

(iii) “Average Price” means the VWAP (as defined in the Certificate of Designations) of the Common Stock for the ten (10) consecutive trading day period ending two (2) trading days prior to the date of the Redemption Notice.

(iv) “Impaired Shares” means shares of Series C Preferred Stock (X) for which there are not sufficient authorized shares of Common Stock to allow conversion of such shares of Series C Preferred or (Y) the holder of which cannot exercise the voting rights of such shares.

(v) “Pro Rata Proportion” means as of any date (A) the sum of (1) the aggregate number of shares of Impaired Shares on an as converted basis, plus (2) the aggregate number of Uncovered Warrants (as defined below) divided by (B) the sum of (1) the aggregate number of shares of Series C Preferred Stock outstanding on an as converted basis, plus (2) the aggregate number of Warrants outstanding.

(e) Cash Settlement of Warrants. If (1) the Stockholder Approval has not been obtained and the (2) sufficient shares of Common Stock have not been reserved for issuance such that the Company is in compliance with Section 9 of the Certificate of Designations and Section 3.1 of the Warrant Agreement with respect to each Stockholder, prior to the Trigger Date, then the Company shall provide notice to each holder of Warrants setting out the Trigger Date (the “Warrant Notice”), and the Company agrees that any Stockholder holding Warrants for which there are not sufficient authorized shares of Common Stock to allow exercise of such Warrants (the “Uncovered Warrants”) may exercise by irrevocable written notice (the “Exercise Notice”) such Uncovered Warrants and that the Company will satisfy (within 10 days of such exercise, a “Warrant Deadline”) its obligations to the Stockholder holding such Uncovered Warrants pursuant to the Warrant Agreement in cash in an amount equal to the product of (i) (A) the Average Price on the Trigger Date minus (B) the exercise price of such Uncovered Warrant and (ii) (A) the number of shares of Common Stock subject to the Warrants owned by such holder multiplied by (B) the Pro Rata Proportion (the “Warrant Settlement Amount”). If the Company does not pay the Warrant Settlement Amount with respect to any particular Exercise Notice, then from the Warrant Deadline with respect to such Exercise Notice until the date on which the Company pays the Warrant Settlement Amount with respect to the Uncovered Warrants for which an Exercise Notice was provided, interest at the rate of the WSJ Prime Rate plus 3% per annum shall accrue on such Warrant Settlement Amount and the Company shall be in breach of its contractual obligations under this Agreement.

(f) Voting Agreement.

(i) Each Stockholder hereby agrees that, at any regular or special meeting of the stockholders of the Company at which the Stockholder Approval is sought, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the stockholders of the Company, each Stockholder shall, in each case to the fullest extent that the Covered Securities (as defined below) are entitled to vote thereon or consent thereto, (A) appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Securities to be counted as present thereat for purposes of calculating a quorum; and (B) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Securities Beneficially Owned (as defined below) by such Stockholder: (1) in favor of the Authorization Proposal; (2) in favor of the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Authorization Proposal on the date on which such meeting is held; (3) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholders contained in this Agreement; and (4) against any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, discourage, frustrate, prevent, nullify, adversely affect or inhibit the Authorization Proposal; provided, however, that nothing in this Section 4(f) shall require the Stockholders to vote for any proposal at any meeting of Stockholders other than the Authorization Proposal. For purposes of this Agreement, “Covered Securities” means the shares of Series C Preferred Stock that are Beneficially Owned by the Stockholders, together with any other Common Stock, Series A Preferred Stock or other voting securities of the Company and any securities convertible into or exercisable or exchangeable for Common Stock or other voting securities of the Company, in each case that a Stockholder acquires Beneficial Ownership of in accordance with this Agreement. “Beneficial Ownership” by a person of any securities includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have a correlative meaning.

(ii) Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (A) has not entered into, and shall not enter into, any voting agreement, voting trust or similar agreement or understanding, with respect to any of the Covered Securities, (B) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Securities, (C) has not given, and shall not give, any voting instructions in any manner inconsistent with this Section 4(f), with respect to any of the Covered Securities and (D) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

Section 5. Indemnification.

(a) The Company shall indemnify, defend and hold the Stockholders and each officer, director, member, partner, affiliate, employee, agent and representative of the Stockholders (collectively, “Stockholder Indemnitees”) harmless against all liability, loss, and damage (including taxes thereon) together with all reasonable and properly documented costs and expenses related thereto (including reasonable and properly documented legal fees and expenses), relating to or arising from: (i) any breach of any of the representations, warranties, covenants or agreements of the Company contained in this Agreement, and (ii) the execution or delivery of any Transaction Document, the performance by the parties to the Transaction Documents of their respective obligations thereunder or the consummation of the Exchange and any transaction facilitated thereby, except to the extent that any such losses, claims, damages, expenses and liabilities are attributable to the gross negligence, willful misconduct or fraud of such Stockholder Indemnitee. In the event that any Stockholder Indemnitee claims any such right of indemnification, such Stockholder Indemnitee shall provide to the Company prompt written notice thereof, together with reasonable detail regarding such claims and in the event that such claim involves third party claims, allow the Company at its expense to defend such claim(s) on the Stockholder Indemnitee’s behalf. The Company shall promptly reimburse each Stockholder Indemnitee for any reasonable and properly documented legal and any other necessary expenses incurred by such Stockholder Indemnitee in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action, but only to the extent incurred prior to the assumption by the Company of the defense thereof. Any reimbursement by the Company under this Section 5(a) shall be within sixty (60) days of the Stockholder Indemnitee providing reasonable and documented evidence of such expenses, provided that any individual expense in excess of $10,000 shall require the Company’s prior approval.  Notwithstanding the foregoing, the Company reserves the right to withhold approval where in the good faith judgment of the Company, the expenses are not reasonable or properly documented.  The Company agrees that it will not, without the Stockholder Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Stockholder Indemnitee from all liability arising out of such action, suit, claim or proceeding. The obligations of the Company under this Section 5 shall survive the consummation of the transactions contemplated by this Agreement and the transfer, conversion, exchange or redemption of any Series C Preferred Stock. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be liable to any Stockholder Indemnitee for any consequential, incidental, indirect, special, exemplary or punitive damages of such Stockholder Indemnitee relating to any matters for which indemnification is provided for under this Section 5, other than any such damages arising from a claim of a third party. Except for fraud, the provisions of this Section 5 are intended to and shall provide for the exclusive monetary remedy for any and all Stockholder Indemnitees for the matters for which a Stockholder Indemnitee may be indemnified under this Section 5 following the consummation of the transactions contemplated by this Agreement.

(b) The foregoing right to the indemnity and advancement of expenses shall be in addition to any rights that the Stockholder Indemnities may have at common law, pursuant to contract or otherwise (both as to action in his or its official capacity and as to action in another capacity while holding such position or related to the Company). Each of the parties hereto acknowledges that certain Stockholder Indemnities have or may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Company (through an insurance policy) or the Stockholders or the affiliates of a Stockholder (collectively, the “Other Indemnitors”) and hereby agrees that the Company and its affiliates are, collectively, the indemnitor of first resort (it being understood, for the avoidance of doubt, that the obligations of the Other Indemnitors, if any, are secondary and any obligation of the Company to advance expenses or to provide indemnification (including, without limitation, through director and officer insurance policies) for the same expenses or liabilities incurred by the Stockholder Indemnitees are primary).

(c) Each Stockholder shall, severally, not jointly, indemnify, defend and hold the Company and each officer, director, member, partner, employee, agent and representative of the Company (collectively, “Company Indemnitees”) harmless against all liability, loss, and damage (including taxes thereon) together with all reasonable and properly documented costs and expenses related thereto (including reasonable and properly documented legal fees and expenses), relating to or arising from any breach of any of the representations, warranties, covenants or agreements of the Stockholders contained in this Agreement. In the event that any Company Indemnitee claims any such right of indemnification, such Company Indemnitee shall provide to such Stockholder written notice thereof, together with reasonable detail regarding such claims and in the event that such claim involves third party claims, allow such Stockholder at its expense to defend such claim(s) on the Company Indemnitee’s behalf. Such Stockholder shall promptly reimburse the Company Indemnitee for any reasonable and properly documented legal and any other necessary expenses incurred by the Company Indemnitee in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action, but only to the extent incurred prior to the assumption by such Stockholder of the defense thereof. Any reimbursement by the Stockholder under this Section 5(c) shall be within sixty (60) days of the Company Indemnitee providing reasonable and documented evidence of such expenses, provided that any individual expense in excess of $10,000 shall require such Stockholder’s prior approval.  Notwithstanding the foregoing, such Stockholder reserves the right to withhold approval where in the good faith judgment of such Stockholder, the expenses are not reasonable or properly documented.  The Company agrees that it will not, without the Company Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Company Indemnitee from all liability arising out of such action, suit, claim or proceeding. The obligations of such Stockholder under this Section 5 shall survive the consummation of the transactions contemplated by this Agreement and the transfer, conversion, exchange or redemption of any Series C Preferred Stock. Notwithstanding anything contained in this Agreement to the contrary, such Stockholder shall not be liable to any Company Indemnitee for any consequential, incidental, indirect, special, exemplary or punitive damages of such Company Indemnitee relating to any matters for which indemnification is provided for under this Section 5, other than any such damages arising from a claim of a third party. Except for fraud, the provisions of this Section 5 are intended to and shall provide for the exclusive monetary remedy for any and all Company Indemnitees for the matters for which a Company Indemnitee may be indemnified under this Section 5 following the consummation of the transactions contemplated by this Agreement.

Section 6. Expenses. The Company shall pay all of the reasonable and documented fees and expenses of the Company and the Stockholders (including, without limitation, the reasonable and documented fees of Paul Hastings LLP and Potter Anderson Corroon LLP) incurred in connection with the preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby; provided, however, that such fees and expenses shall not exceed $100,000 without the prior written consent of the Company, such consent not to be unreasonably withheld.

Section 7. Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Each party hereto agrees that it shall bring any action, proceeding, suit, demand, or claim with respect to any matter arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (such courts, collectively, the “Delaware Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11 of this Agreement, although nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (A) nothing in this Section 7 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (B) each party hereto agrees that any judgment issued by a Delaware Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 8. Nature of Obligations; No Waiver. The obligations of the Stockholders under this Agreement are several and not joint. The Company acknowledges and agrees that by executing this Agreement the Stockholders are not waiving any claims they may have under, or releasing the Company from any obligations it may have under (i) that certain Securities Purchase Agreement dated as of March 9, 2015, or (ii) the Series B Exchange Agreement; provided, however, the Company and the Stockholders agree that Sections 4(b) through 4(f) of the Series B Exchange Agreement shall be of no further force or effect.

Section 9. Assignment; Binding Effect; Benefits. This Agreement is not assignable without the written consent of each of the other parties hereto. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

Section 10. Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto which specifically states that it is amending this Agreement.

Section 11. Counterparts. This Agreement may be executed in counterparts or in facsimiles, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Notwithstanding anything in this Agreement to the contrary, the failure of one or more Stockholders (for whom this Agreement sets forth a signature line) to execute or otherwise to become bound by this Agreement shall not affect the enforceability of this Agreement against, or otherwise impact the validity of this Agreement with respect to, the persons who execute and deliver this Agreement.

Section 12. Notice. All notices and other communications made under this Agreement shall be in writing and shall be mailed by registered or certified U.S. mail or a nationally reputable overnight carrier, postage prepaid, sent by facsimile or otherwise delivered by hand or courier addressed to each party’s address or facsimile number set forth on the signature page hereto.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first written above.

Bioscrip, inc.

/s/ Richard M. Smith
Name: Richard M. Smith
Title: President and Chief Executive Officer

(Signature page to Exchange Agreement)

IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first written above.

STOCKHOLDERS: COLISEUM CAPITAL PARTNERS, L.P. COLISEUM CAPITAL PARTNERS II, L.P. BLACKWELL PARTNERS, LLC SERIES A By: Coliseum Capital Management, LLC as Investment Manager

/s/ Adam Gray
Name: Adam Gray
Title: Managing Partner

Address: One Station Place, 7th Floor South
Stamford, CT 06902

(Signature page to Exchange Agreement)

SCHEDULE 1

Name of Stockholder	Number of shares of Series B Preferred Stock to be exchanged	Number of shares of Series C Preferred Stock to be Issued in Exchange for the Series B Preferred Stock
COLISEUM CAPITAL PARTNERS, L.P.	386,655	386,655
COLISEUM CAPITAL PARTNERS II, L.P.	86,520	86,520
BLACKWELL PARTNERS, LLC SERIES A	141,002	141,002

Total:		614,177

Exhibit A

Certificate of Designations